Exhibit 10.51

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 4th day of September 2019, to take effect September 15th, 2019 (the “Effective Date”), by and between Investview Inc. a Nevada Corporation, (the “Employer”), and Jayme McWidener the “Officer”).

FOR AND IN CONSIDERATION of the mutual covenants herein contained, the parties agree as follows:

ARTICLE I ASSOCIATION AND RELATIONSHIP

1.1 Nature of Employment. The Employer hereby employs the Officer, and the Officer hereby accepts employment from the Employer, upon the terms and conditions set forth herein.

1.2 Services. The Officer shall devote his time, attention, and services to the business and affairs of the Employer.

1.3 Duties. During the term of this Agreement, the Officer shall be employed by the Employer and shall serve as Chief Financial Officer. The Officer shall serve in such offices or positions with the Employer or any subsidiary of the Employer and such substitute or further offices or positions of substantially consistent rank and authority. The Officer shall perform duties appropriate as may be assigned to him from time to time by the Employer and as described in the Employer’s bylaws. The Employer shall direct, control, and supervise the duties and work of the Officer.

ARTICLE II COMPENSATION

2.1 Compensation. For all services rendered by the Officer pursuant to this Agreement, the Employer shall compensate the Officer as follows:

(a)	Salary. The Officer shall be paid, in accordance with the normal payroll practice of the Employer, annual compensation in the amount of $175,000 for all hours worked, exempt from overtime.

(b)	Salary Escalation. The board of directors or the designated compensation committee shall conduct an annual review to determine whether an increase in salary is appropriate based on Employer’s results of operations, increased activities or responsibilities of the Officer, or such other factors as the board of directors or the designated compensation committee thereof may deem appropriate.

(c)	Other Consideration. The Employer is providing other consideration as agreed to by officer and attached herein as Exhibit A.

ARTICLE III COVENANT TO NOT DISCLOSE CONFIDENTIAL INFORMATION

3.1 Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall mean information in written, graphic, or electronic form under the care or custody of Officer as a direct or indirect consequence of or through his employment with the Employer and the special proprietary information regarding the business, methods, and operation of the Employer that is designated by the Employer as “Limited,” “Private,” or “Confidential” or similarly designated or for which there is any reasonable basis to believe is, or which appears to be, treated by the Employer as private, restricted, or secret, but does not include information generally available to the public or to businesses in the financial education, research, and services industry.

3.2 Protection of Confidential Information and Goodwill. The Officer acknowledges that in the course of carrying out, performing, and fulfilling his responsibilities to the Employer, the Officer will be given access to and be entrusted with Confidential Information relating to the Employer’s business. The Officer recognizes that (i) the goodwill of the Employer depends upon, among other things, keeping the Confidential Information confidential and that unauthorized disclosure of the Confidential Information would irreparably damage the Employer; and (ii) disclosure of any Confidential Information to competitors of the Employer or to the general public would be highly detrimental to the Employer. The Officer further acknowledges that in the course of performing his obligations to the Employer he will be a representative of the Employer to many other persons and, in some instances, the Employer’s primary contact with such other persons, and as such will be responsible for maintaining or enhancing the business and/or goodwill of the Employer with those other persons.

3.3 Covenants Regarding Confidential Information. In further consideration of the employment of the Officer by the Employer and in consideration of the compensation to be paid to the Officer during his employment, the Officer hereby agrees as follows:

(a)	Nondisclosure of Confidential Information. The Officer will not, during his employment with the Employer or at any time after termination of his employment, irrespective of the time, manner, or cause of termination, use, disclose, copy, or assist any other person or firm in the use, disclosure, or copying, of any Confidential Information.

(b)	Return of Confidential Information. All files, records, documents, drawings, equipment, and similar items, whether in written or electronic form, relating to the business of the Employer, whether prepared by the Officer or otherwise coming into his possession, shall remain the exclusive property of the Employer and shall not be removed from the premises of the Employer, except where necessary in carrying out the business of the Employer, without the prior written consent of the Employer. Upon termination of the Officer’s employment, the Officer agrees to deliver to the Employer all Confidential Information and all copies thereof along with any and all other property belonging to the Employer whatsoever.

ARTICLE IV ENFORCEMENT OF COVENANTS

4.1 Relief. The Officer agrees that a breach or threatened breach by him of any covenant contained in this Agreement will cause such damage to the Employer as will be irreparable, and for that reason, the Officer further agrees that the Employer shall be entitled as a matter of right to an injunction from any court of competent jurisdiction restraining any further violation of such covenants by the Officer, his employers, Officers, partners, or agents. The right to injunction shall be cumulative and in addition to whatever other equitable or legal remedies the Employer may have, including, specifically, recovery of damages.

4.2 Survival of Covenants. Subject to Article V below, in the event the Officer’s employment relationship with the Employer is terminated, with cause, the covenants contained in Article III above and the remedies provided under this Article IV shall survive for a period of one year after such termination.

ARTICLE V TERM AND TERMINATION

5.1 Term. Except as provided herein, the term of this Agreement shall be for a period of two (2) years commencing on the Effective Date and shall automatically renew for one (1) year periods for three consecutive terms unless terminated prior to the 90th day following the expiration of the applicable term. Notwithstanding the foregoing, this Agreement may otherwise be terminated pursuant to the terms hereof.

5.2 Termination. The Officer’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

(a)	Termination for Cause. The Employer shall have the right to terminate this Agreement for cause (“Cause”) by showing that (i) the Officer has materially breached the terms hereof; (ii) the Officer, in the determination of the founders, has been grossly negligent in the performance of his duties; (iii) the Officer has engaged in material willful or gross misconduct in the performance of his duties hereunder; or (iv) there has been entered a final non-appealable conviction of or a plea of guilty or nolo contendere by the Officer to a felony or misdemeanor involving fraud, embezzlement, theft, or dishonesty or other criminal conduct against the Employer. Notwithstanding the foregoing, this Agreement shall not be deemed to have been terminated for Cause, without (x) reasonable notice to the Officer setting forth the reasons for the Employer’s intention to terminate for Cause; (y) an opportunity for the Officer, together with his counsel, to be heard before the full board of directors of the Employer; and (z) delivery to the Officer of written notice of termination setting forth the finding that in the good faith opinion of the board of directors the Officer was guilty of an act or acts constituting Cause under this provision and specifying the particulars thereof in detail.

(b)	Termination upon Death or Disability of the Officer. This Agreement shall terminate immediately upon the Officer’s death or upon the disability of the Officer after termination of pay as set forth in Section 2.2.

(c)	Termination by Officer for Cause. The Officer shall have the right to terminate this Agreement in the event of (i) the Employer’s intentional breach of any covenant or term of this Agreement, but only if the Employer fails to cure such breach within twenty (20) days following the receipt of notice from Officer setting forth the conditions giving rise to such breach; (ii) an assignment to the Officer of any duties inconsistent with, or a significant change in the nature or scope of, the Officer’s authorities or duties from those authorities and duties held by the Officer as of the date hereof and as increased from time to time in accordance with the terms of Section 1.3; or (iii) the failure by the Employer to obtain the assumption of the commitment to perform this Agreement by any successor corporation.

5.3 Modified or Termination Payments.

(a)	Termination Other than for Cause. In the event that the Officer’s employment is terminated or modified without the express written consent of the Officer by the Employer during the term hereof for reasons other than Cause, the Employer shall:

(i)	pay to the Officer all amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to Section 2 of this Agreement;

(ii)	waive and automatically terminate all forfeiture restrictions governing stock or options held by the Officer, which thereupon shall be fully vested and held free from forfeiture by the Officer; and

(b)	Termination upon Death of the Officer. If the Officer dies during the term of this Agreement, the Employer shall pay to the estate of the Officer the following:

(i)	within ten (10) days after the date on which the Officer dies, all amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to Section 2 of this Agreement, an amount for any accrued but unused vacation days, calculated at the Officer salary in effect on the termination date, and any other benefits specifically provided to the Officer; and

(c)	Termination by the Employer for Cause. If the Employer terminates this Agreement for Cause, the Employer shall deliver to the Officer, within thirty (30) days following the effective date of such termination, all amounts accrued through the date of termination.

(d)	Termination by the Officer Without Cause. If the Officer terminates this Agreement for any reason other than in accordance with the provisions of Section 5.2 of this Agreement, the Employer shall deliver to the Officer, within thirty (30) days following the effective date of such termination, all amounts accrued through the date of termination and any unreimbursed expenses incurred pursuant to Section 2 of this Agreement.

ARTICLE VI MISCELLANEOUS

6.1 Exit Interview. To insure a clear understanding of this Agreement, including the protection of the Employer’s business interests, the Officer agrees, at no additional expense to the Officer, to engage in an exit interview with the Employer at a time and place designated by the Employer.

6.2 Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the validity and enforceability of any other provisions hereof. Further, should any provisions within this Agreement ever be reformed or rewritten by a judicial body, those provisions as rewritten shall be binding upon the Employer and the Officer.

6.3 Right of Setoff. The Employer and Officer shall each be entitled, at its option and not in lieu of any other remedies to which it may be entitled, to set off any amounts due from the other or any affiliate of the other against any amount due and payable by such person or any affiliate of such person pursuant to this Agreement or otherwise.

6.4 Representations and Warranties of the Officer. The Officer represents and warrants to the Employer that (a) the Officer understands and voluntarily agrees to the provisions of this Agreement; (b) the Officer is not aware of any existing medical condition which might cause him to be or become unable to fulfill his duties under this Agreement; (c) the Officer has had the opportunity to consult legal counsel of his own selection about this Agreement; and (d) the Officer is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any third party that restrains or is in conflict with this Agreement or that would operate to prevent the Officer from performing the services to the Employer that the Officer has agreed to provide hereunder.

6.5 Succession. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Employer by merger or consolidation or any assignee of all or substantially all of its property.

6.6 Assignment. Except to any successor or assignee of the Employer as provided in Section 6.5, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto without the prior written consent of the other party. Neither the Officer, the Officer’s spouse, the Officer’s designated contingent beneficiary, nor their estates shall have any right to anticipate, encumber, or dispose of any payment due under this Agreement. Such payments and other rights are expressly declared nonassignable and nontransferable, except as specifically provided herein.

6.7 Reimbursement of Expenses. In the event that it shall be necessary or desirable for the Officer to retain legal counsel and/or incur other costs and expenses in connection with the interpretation or enforcement of any and all of the Officer’s rights under this Agreement, the Officer shall bear the legal expense associated with this legal review and interpretation.

6.8 Indemnification. The Employer shall indemnify the Officer and hold the Officer harmless from liability for acts or decisions made by the Officer while performing services for the Employer to the greatest extent permitted by applicable law. The Employer shall use its best efforts to obtain coverage for the Officer under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of the Employer against such liability. The Officer agrees to indemnify and to hold the Employer harmless from any and all damages, losses, claims, liabilities, costs, or expenses arising from the Officer’s acts or omissions in violation of his duties under this Agreement which constitute fraud, gross negligence, or willful and knowing violations of the terms of this Agreement.

6.9 Notices. Any notices or other communications required or permitted under this Agreement shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication (confirmed by sending a copy thereof by United States mail), if sent by United States mail, registered or certified, postage prepaid, or if sent by prepaid overnight courier addressed as set forth on the signature page hereto or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, one day after the date so sent by overnight courier, or three days after the date of deposit in the United States mail.

6.10 Entire Agreement. This Agreement contains the entire Agreement between the parties hereto with respect to the subject matter contained herein. No change, addition, or amendment shall be made except by written agreement signed by the parties hereto.

6.11 Waiver of Breach. The failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or the failure to exercise any right or remedy consequent upon a breach hereof shall not constitute a waiver of any such breach or of any covenant, agreement, term, or condition and the waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

6.12 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

6.13 Descriptive Headings. In the event of a conflict between titles to articles and paragraphs and the text, the text shall control.

6.14 Governing Law. The laws of the state of Utah shall govern the validity, construction, enforcement, and interpretation of this Agreement.

SIGNED AND DELIVERED to be effective as of the Effective Date set forth above.

EMPLOYER:

Investview Inc.

By:______________________________________
Name: Annette Raynor
Title: CEO

OFFICER:

By:______________________________________
Name: Jayme McWidener
Title: Chief Financial Officer

EXHIBIT A

Other consideration agreed to between the parties:

1.	20,000,000 (TWENTY MILLION) restricted shares of the stock of the parent company INVESTVIEW INC. (INVU) which is contingent upon the Officers continued employment by the Company and will vest over a two-year period according to the following schedule:

a.	One third upon issuance

b.	One third upon the first anniversary of the issuance

c.	One third upon the second anniversary of the issuance

2.	$750 monthly reimbursement toward Officer expenses

3.	Expense reimbursement for direct costs incurred by the Officer in performing her duties hereunder

4.	The Employer shall provide to the Officer incentive, retirement, pension, profit sharing, stock option, health, medical, or other employee benefit plans that are consistent with and similar to such plans provided by the Employer to its employees generally. All costs of such plans shall be an expense of the Employer and shall be paid by the Employer.